                                                                    EXHIBIT 10.1


                        AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of July 3, 1996, among PAGING SERVICES, INC., a Georgia corporation ("Seller"), PREFERRED NETWORKS, INC. ("Purchaser"), a Delaware corporation and PREFERRED TECHNICAL SERVICES, INC., a Georgia corporation and a wholly-owned subsidiary of Purchaser ("SubCorp") and the undersigned shareholders of Seller (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

                              BACKGROUND STATEMENT

         Purchaser and Seller desire to effect a business combination of Seller and SubCorp pursuant to which Seller will merge with and into SubCorp, and the holders of shares of Seller common stock, $1 par value ("Seller Common Stock"), will receive Purchaser common stock, par value $.0001 per share ("Purchaser Common Stock"), in exchange for Seller Common Stock, as provided in this Agreement (the "Merger"). The Merger is intended to be a reorganization under
Section 368(a)(1)(A) and 368 (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE 1

                            THE BUSINESS COMBINATION

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), Seller shall be merged with and into SubCorp in accordance with the provisions of this Agreement and the Georgia Business Corporation Code (the "GBCC"), and the separate existence of Seller shall thereupon cease, and SubCorp as the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Georgia as a wholly-owned subsidiary of Purchaser. The Merger shall have the effect provided under the applicable laws of the State of Georgia including, but not limited to, Section 14-2-1106 of the GBCC.

         1.2 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Preferred Networks, Inc., 5300 Oakbrook Parkway, Suite 320, Norcross, Georgia 30093 at 10:00 a.m. on the third business day after all conditions set forth in Article 7 have been satisfied or waived in writing or at such other place and time as

Purchaser and Seller may agree (the "Closing Date"). At the Closing, the parties shall execute and deliver the agreements and other documents referred to in Article 8.

         1.3 EFFECTIVE TIME OF THE MERGER. If all the conditions set forth in Article 7 shall have been fulfilled or waived in accordance with this Agreement and provided that this Agreement has not been terminated pursuant to
Article 10, the parties shall cause the certificate of merger attached hereto as Exhibit A (the "Certificate of Merger") to be executed, delivered and filed with the Secretary of State of Georgia in accordance with the provisions of the GBCC. The Merger shall become effective at the time of such filing unless a different effective time is specified in the Certificate of Merger pursuant to the GBCC (the "Effective Time").

         1.4 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation and Bylaws of SubCorp as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the persons who are directors and officers of SubCorp at the Effective Time will become the directors and officers of the Surviving Corporation until such time as they may be replaced in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 2

              CONVERSION AND EXCHANGE OF SHARES; ADDITIONAL ACTION

         2.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                (a) SELLER COMMON STOCK. Each issued and outstanding share of Seller Common Stock (an aggregate of 555 shares), excluding any such shares held in the treasury of Seller and excluding any such shares held by Purchaser or its Subsidiaries (as defined below) shall automatically be cancelled and extinguished and shall thereafter be converted into only the right to receive 105.98738 shares of Purchaser Common Stock (the "Conversion Ratio"), and Four Hundred Fifty and 45/100 Dollars ($450.45) in cash or readily available funds.

                (b) TREASURY SHARES. Each share of Seller Common Stock held in the treasury of Seller or held by Purchaser or any of its Subsidiaries shall be automatically cancelled and extinguished, and no payment shall be made in respect thereof.

                (c) SUBCORP COMMON STOCK. Each issued and outstanding share of SubCorp common stock at the Effective Time shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving

         Corporation, which shall then constitute all of the issued and outstanding shares of the Surviving Corporation.

         2.2 NO FRACTIONAL SHARES. No scrip or fractional shares of Purchaser Common Stock shall be issued in the Merger upon conversion of Seller Common Stock as provided in Section 2.1(a). Each registered holder of Seller Common Stock who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock upon conversion of his Seller Common Stock shall be entitled to receive a cash payment with respect to such fractional share in an amount equal to the product of the Reported Market Price (as defined below) of Purchaser Common Stock multiplied by such fractional share. Purchaser will make available promptly after the Effective Time to the Exchange Agent (as defined below) the funds necessary for the purpose of paying cash for fractional shares.

         2.3 REPORTED MARKET PRICE. The Reported Market Price for Purchaser Common Stock shall be the closing price per share for Purchaser Common Stock on the Nasdaq Stock Market ("Nasdaq") as of June 28, 1996.

         2.4 STOCK TRANSFER BOOKS. From and after the Effective Time, no transfer of Seller Common Stock outstanding prior to the Effective Time shall be registered on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates for Seller Common Stock are presented to the Surviving Corporation for transfer, such certificates shall be cancelled and exchanged for the consideration described in Section 2.1(a) (the "Merger Consideration").

         2.5 SURRENDER AND EXCHANGE OF CERTIFICATES REPRESENTING SELLER COMMON STOCK.

                (a) EXCHANGE AGENT. Purchaser shall appoint First Union National Bank of North Carolina, N.A., or such other financial institution as may be selected by Purchaser, or Purchaser shall appoint itself, to act as exchange agent for the Merger (the "Exchange Agent"). At the Effective Time, Purchaser shall, pursuant to irrevocable instructions, direct the Exchange Agent to deliver the number of shares of Purchaser Common Stock provided for in Section 2.1.

                (b) SURRENDER OF CERTIFICATES. Prior to, at or promptly after the Effective Time, Purchaser shall cause the Exchange Agent to mail or otherwise make available to each record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Seller Common Stock (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for conversion thereof, which letter of transmittal shall comply with all applicable rules of Nasdaq. Upon surrender to the Exchange Agent of the Certificates, together with such letter of transmittal duly executed, the holder of such Certificates shall be entitled to receive promptly in exchange therefor one or more certificates as requested by the holder (properly issued, executed and counter-signed, as appropriate) representing that number of whole shares of Purchaser Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to the provisions of Section 2.1 and the Certificates so surrendered shall forthwith be cancelled. From the Effective Time until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares) shall represent for all purposes only the right to receive the Merger Consideration. All payments in respect of Seller Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

                (c) LOST CERTIFICATES. In the case of any lost, misplaced, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the Merger Consideration, to deliver to Purchaser an indemnity agreement and a bond in such reasonable sum as Purchaser may direct as indemnity against any claim that may be made against the Exchange Agent, Purchaser or the Surviving Corporation with respect to the Certificate alleged to have been lost, misplaced, stolen or destroyed.

                (d) NO INTEREST. No interest shall be paid or accrued on any portion of the Merger Consideration regardless of the cause for delay in payment of the Merger Consideration.

                (e) DIVIDENDS ON PURCHASER COMMON STOCK. No holder of a Certificate shall be entitled to delivery of any dividend or other distribution from Purchaser having a record date after the Effective Time until surrender of such holder's Certificate pursuant to this
         Section 2.5. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by Purchaser, but were not paid by reason of the foregoing with respect to the number of whole shares of Purchaser Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Effective Time, Purchaser shall, however, be entitled to treat any such Certificate that has not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the Seller Common Stock represented by such Certificate shall have been converted, notwithstanding any failure to surrender such Certificate.

                (f) NO LIABILITY. Neither Purchaser nor Seller shall be liable to any holder of shares of Seller Common Stock for any Purchaser Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar law.

                (g) WITHHOLDING RIGHTS. Purchaser or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as Purchaser or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Purchaser or the Exchange Agent.

         2.6 DISSENTING STOCKHOLDERS. Any holder of Seller Common Stock who dissents from the Merger and exercises dissenters' rights in accordance with the provisions of Article 13 of the GBCC and who perfects such rights pursuant to such Article shall be entitled to receive, in lieu of the consideration provided in Section 2.1, the value of such shares in cash as determined pursuant to the applicable provisions of the GBCC. Notwithstanding the other provisions of this Article 2, Seller Common Stock with respect to which a proper demand has been made in accordance with Section 1321 of the GBCC shall not be converted into the right to receive Merger Consideration applicable to such shares as set forth in Section 2.1, unless the holder thereof shall have lost his status as a dissenting shareholder pursuant to Section 1323 of the GBCC. Within ten days after the date the Shareholders approve this Agreement and the Merger, Seller shall send to those Shareholders entitled thereto a notice relating to dissenters' rights complying with the provisions of Section 1322(b) of the GBCC, accompanied by a copy of Article 13 of the GBCC.

         2.7 ADJUSTMENTS. In the event that at any time after the date hereof and prior to the Effective Time, Purchaser shall effect (i) a dividend or other distribution with respect to Purchaser Common Stock payable in Purchaser Common Stock or other property (other than cash), including the common stock, preferred stock or other securities of a Subsidiary, (ii) a combination of outstanding Purchaser Common Stock into a smaller number of such Purchaser Common Stock, or (iii) any reorganization or reclassification, or any consolidation or merger of Purchaser, with another corporation, or the sale of all or substantially all of its assets to another corporation, in such a way that holders of outstanding Purchaser Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for such Purchaser Common Stock (any such event described in (i)-(iii) above referred to as a "Diluting Event"), then, as a condition of such Diluting Event, lawful and adequate provision shall be made whereby the Shareholders shall thereafter be entitled to receive (under the same terms otherwise applicable their receipt of Purchaser Common Stock), in lieu of the number of shares of Purchaser Common Stock to which such Shareholders are entitled immediately prior to such Diluting Event, such shares of stock, securities or other property as may be issued or payable with respect to or in exchange for that number of shares of Purchaser Common Stock to which the Shareholders were so entitled, and in any case appropriate provision shall also be made with respect to such Shareholders' rights and interests to the end that the provisions of this Section 2.7 shall thereafter be applicable in relation to any shares of stock, securities or other property thereafter deliverable to such Shareholders pursuant to the provisions hereof.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES BY SELLER AND SHAREHOLDERS

         Seller and the Shareholders represent and warrant to Purchaser as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in the jurisdictions shown on
Schedule 3.1, which include all jurisdictions in which the failure to be so qualified would have a material adverse effect on Seller's [consolidated] financial condition or results of operations. The copies of Seller's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Purchaser, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

         3.2 CAPITALIZATION. The authorized capital stock of Seller consists of 100,000 shares of Seller Common Stock. All of the issued and outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof: (i) 555 shares of Seller Common Stock are issued and outstanding; and (ii) no shares of Seller Common Stock are held by Seller as treasury shares. Except as set forth on Schedule 3.2 and in this Section 3.2, there are no shares of capital stock of Seller outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Seller to issue, transfer, register with any securities commission or other authority, deliver or sell or cause to be issued, transferred, so registered, delivered or sold, additional shares of the capital stock or other securities of Seller or obligating Seller to grant, extend or enter into any such agreement or commitment.

         3.3 AUTHORITY. Seller has the corporate power and authority to execute and deliver this Agreement and any other agreements, instruments and documents executed and delivered by Seller pursuant to this Agreement (this Agreement and such other agreements, instruments and documents are collectively referred to as the "Seller Delivered Agreements") and to consummate the transactions contemplated on the part of Seller hereby and thereby. The execution and delivery by Seller of the Seller Delivered Agreements and the consummation by Seller of the transactions contemplated on its part thereby have been duly authorized by its Board of Directors. The Seller Delivered Agreements have been duly executed and delivered by Seller and each is a valid and binding obligation of Seller enforceable in accordance with its terms.

         3.4 NON-CONTRAVENTION. The execution and delivery of the Seller Delivered Agreements by Seller do not and the consummation by Seller of the transactions contemplated thereby does not and will not (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller or any of its Subsidiaries, or (ii) except as set forth on Schedule 3.4, violate or conflict with, or result (with the giving of notice or the lapse of time or both) in a violation of or constitute a default under any provision of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition of any lien, charge, pledge, security interest, adverse claim or other encumbrance (collectively, a "Lien") upon any of the assets or properties of Seller or require consent, authorization or approval of any person or entity pursuant to any provision of any "Material Contract" (as defined below), "Intellectual Property Agreement" (as defined below), law, ordinance, regulation, policy, order or rule (collectively "Laws"), arbitration award, judgment or decree to which Seller or any of its Subsidiaries is a party or by which it or its assets or properties are bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Seller or any of its Subsidiaries is subject or by which any of its assets or properties may be bound, and the same does not and will not constitute an event permitting termination of any Material Contract or Intellectual Property Agreement to which Seller is a party. Except as set forth on Schedule 3.4, no such violation, conflict, default, acceleration, termination, entitlement, creation or imposition of a Lien, regardless of whether it is described on Schedule 3.4, shall cause any damage, additional cost or expense (including any payments or expenses incurred to obtain consents or waivers) to Seller, Purchaser or the Surviving Corporation. Except as set forth on Schedule 3.4, Seller believes that it will be able to obtain (without material additional payment or expense) all consents and waivers necessary to avoid any such violation, acceleration, entitlement to accelerate, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict or event.

         3.5 CONSENTS. Except as set forth on Schedule 3.5, and except for the filing of the Certificate of Merger with the Secretary of State of Georgia, no consent, authorization, clearance, order or approval of, or filing or registration (collectively, "Authorizations") with, any executive, judicial or other public authority, agency, department, bureau, division, unit or court or other public person or entity (collectively, a "Governmental Entity") or any other third party is required for or in connection with the execution and delivery of the Seller Delivered Agreements by Seller and the consummation by Seller of the transactions contemplated thereby.

         3.6 SUBSIDIARIES. Schedule 3.6 sets forth each Subsidiary of Seller. Seller owns, directly or indirectly, all the outstanding capital stock of each of its Subsidiaries, free and clear of all liens, charges, pledges, security interests or other encumbrances, and all such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and except as set forth on Schedule 3.6, neither Seller nor any Subsidiary has made any material investment in, or material advance of cash or other extension of credit to, any person, corporation or other entity other than its Subsidiaries. None of such Subsidiaries has any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person (other than Seller) any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding. Each such Subsidiary is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to do business and is in good standing in the jurisdictions shown on Schedule 3.6, which are all jurisdictions in which each such Subsidiary owns any real property, has any place of business, or where such qualification is required. As used in this Agreement, the term "Subsidiary" means, with respect to any person, corporation or other entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at that time directly or indirectly owned or controlled by such person, corporation or other entity.

         3.7 FINANCIAL STATEMENTS. Seller has previously furnished Purchaser with a true and complete copy of the balance sheets of Seller as of December 31, 1994 and 1995 and the related statements of income, stockholders' equity and cash flows for the years then ended, (the "Seller Financial Statements"). The Seller Financial Statements and the Seller financial statements for the five (5) month period ending May 31, 1996 (together with the Seller Financial Statements and the financial statements to be provided pursuant to Section 6.13, the "Seller Financial Statements") have been prepared from, and are in accordance with, the books and records of Seller and present fairly the financial position and results of operations of Seller and its Subsidiaries taken as a whole as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied, except as otherwise stated in the Seller Financial Statements and include all adjustments (consisting only of normal recurring accruals) that are necessary for the fair presentation of the financial position of Seller and its Subsidiaries and the results of operations and cash flows except as otherwise stated in the Seller Financial Statements. The accounts receivable, net of allowance for doubtful accounts, of Seller reflected in the latest Seller Financial Statements, are valid, existing and fully collectible without resort to legal proceedings.

         3.8    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed on
Schedule 3.8, since December 31, 1995, there has not been: (i) any material adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of Seller; (ii) any damage, destruction, loss or casualty to property or assets of Seller, whether or not covered by insurance, which property or assets are material to the operations or business of Seller; (iii) any strike, work stoppage or slowdown or other labor trouble involving Seller; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, capital stock or property) with respect to the capital stock of Seller; (v) any redemption or other acquisition by Seller of any of the capital stock of Seller; (vi) any split, combination, reclassification or other similar change in the outstanding Seller Common Stock; (vii) any transaction entered into by Seller other than in the ordinary course of business; or (viii) any agreement to do any of the foregoing. Since December 31, 1995, there has not been any issuance by Seller of any shares, or options, calls or commitments relating to shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock.

         3.9 GOVERNMENTAL AUTHORIZATION AND COMPLIANCE WITH LAWS. Except as disclosed on Schedule 3.9, Seller and its Subsidiaries have been and are in compliance with all Laws of all Governmental Entities applicable to Seller or its business, properties or assets. Seller holds all licenses, permits, certificates, franchises, registrations, consents, Authorizations or other rights filed with, granted, issued by, or entered by any Governmental Entity, including without limitation, any state or local regulatory authorities and any state or local public service commission or public utility commission asserting jurisdiction over the radio facilities of Seller (each, a "State Authority"), that are required for the conduct of its business as now being conducted (collectively, "Seller Licenses"). The Seller Licenses are set forth on
Schedule 3.9 and are valid, in full force and effect, and the terms of said Seller Licenses are not subject to any restrictions or conditions that materially limit or would materially limit the operations of the business of Seller as presently conducted, other than restrictions or conditions generally applicable to licenses of that type. There are no proceedings pending or, to the best knowledge of Seller, complaints or petitions by others, or threatened proceedings, before any Governmental Entity relating to the business or operations of Seller or the Seller Licenses, and there are no facts or conditions that reasonably could be expected to constitute grounds to revoke, terminate, suspend, deny, annul, or impose conditions on any renewal of any Seller Licenses, or materially impair the ability of Seller to consummate the transactions contemplated hereby or to impose any fines, forfeitures or other penalties on Seller. Schedule 3.9 also contains a true and complete list of all licenses, permits, certificates, franchise registrations, consents, approvals and Authorizations of Seller pending before or issued by any State Authority (the "Seller State Certificates"). The Seller State Certificates are the only such federal, state or local licenses, permits, certificates, franchise registrations, consents and Authorizations that are required for the conduct of the business and operations of Seller as currently conducted.

         3.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the balance sheet as of May 31, 1996, or on Schedule 3.10, Seller (i) did not have, as of May 31, 1996, debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation any uninsured liabilities resulting from failure to comply with any Laws); (ii) has not incurred since May 31, 1996, any such debts, liabilities or obligations (other than debts, liabilities or obligations incurred in the ordinary and usual course of business after May 31, 1996), or
(iii) since May 31, 1996, has not conducted its business otherwise than in the ordinary and usual course.

         3.11 TAX MATTERS. All taxes arising under the Code, or any Law promulgated thereunder, or arising under any federal, state, local or foreign Law, including, without limitation, any income, profits, employment, sales, use, occupation, excise, real property, personal property or ad valorem taxes or any license or franchise fee or tax and all penalties and interest related thereto (collectively, "Taxes"), due and payable by Seller have been paid or provided for in the Seller Financial Statements and are not delinquent. All Taxes not yet due have been fully accrued on the books of Seller and adequate reserves have been established therefor. The charges, accruals and reserves which have been provided in the Seller Financial Statements in respect of Taxes for all fiscal periods prior to and ending at May 31, 1996, are sufficient for the payment of all unpaid

Taxes, whether or not disputed, that are accrued or applicable for the period ended May 31, 1996, and for all years and periods ended prior thereto. There are no pending claims asserted for Taxes against Seller or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller for any period. Seller has duly and timely filed all federal, state, local and foreign tax returns and all other returns heretofore required to be filed ("Tax Returns") with respect to all Taxes. Seller has delivered to Purchaser true and correct copies of all Tax Returns for its 1993, 1994 and 1995 taxable years. Seller has made all estimated income tax deposits and all other required Tax payments or deposits and has complied for all prior periods in all material respects with the Tax withholding provisions of all applicable federal, state, local and other Laws.

         3.12 TITLE TO PROPERTIES; ADEQUACY. Seller has good and marketable title to all properties and assets reflected in the balance sheet dated May 31, 1996 (or acquired after that date), or valid leasehold interests in all properties and assets not reflected on such balance sheet but used by Seller, free and clear of any title defects or Liens, except (i) mortgages and Liens securing debt reflected as liabilities on such balance sheet, (ii) Liens for current Taxes and assessments not in default, (iii) mechanics', carriers', workers', repair persons', statutory or common law Liens either not delinquent or being contested in good faith and (iv) Liens, covenants, rights-of-way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which do not have an adverse effect on Seller's use of the property affected. No person other than Seller is currently entitled to possession of any of the properties of Seller, whether owned or leased by Seller. The real property, buildings, structures and improvements owned or leased by Seller conform to all applicable Laws, including zoning regulations, none of which would upon consummation of the Merger adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. Seller has not received notice nor has knowledge of (A) any pending or contemplated condemnation or eminent domain proceeding affecting the properties owned or leased by Seller, (B) any proposal for increasing the assessed value of any such properties for state, county, local or other ad valorem Taxes or
(C) any pending or contemplated proceedings or public improvements that would result in the levy of any special Tax or assessment against any such properties; and there are no outstanding requirements or recommendations by Seller's insurance providers requiring or recommending any repairs or work to be done with reference to any such properties or any basis for such. The properties and assets owned or leased by Seller are adequate in all material respects for the conduct of its business as presently conducted and are in good repair and operating condition, normal wear and tear excepted. The properties and assets owned by Seller constitute all of the property and assets which Seller uses or may reasonably need in connection with the operation of its business as presently conducted, and the consummation of the transactions contemplated by this Agreement will not impair the ability of Purchaser and SubCorp to use such properties and assets.

         3.13 BANK ACCOUNTS. Schedule 3.13 lists all bank, money market, savings and similar accounts and safe deposit boxes of Seller, specifying the account numbers and the authorized signatories or persons having access to them.

         3.14 LEASES AND SUBLEASES. Schedule 3.14 sets forth each lease or sublease pursuant to which Seller leases or subleases any real or personal property, either as lessor or lessee, except any lease or sublease of personal property that (i) can be cancelled by the Seller upon 30 or fewer days' notice without cost or penalty, acceleration of rentals or exercise of an option to purchase the leased property or (ii) involves an annual rental of $5,000 or less, and the leases and subleases disclosed on Schedule 3.14 together with the leases and subleases not required to be disclosed on Schedule 3.14)) do not involve payments by or to the Seller of more than $50,000 in the aggregate. Seller has delivered to Purchaser true and correct copies of all leases and subleases required to be set forth on Schedule 3.14, and: (A) Seller is not in default in connection with any lease or sublease to which it is a party or by which it is bound nor, so far as Seller knows, is there any basis for any claim or default in any respect under any of the foregoing; and so far as Seller knows, no other party is in default under any such lease or sublease; (B) no act or event has occurred which with notice or lapse of time, or both, would constitute a default under any such lease or sublease and, so far as Seller knows, there is no basis for such; (C) there is no outstanding notice of cancellation or termination in connection therewith; and (D) each such lease or sublease is a valid and binding agreement of the parties thereto which is in full force and effect in accordance with its terms.

         3.15 MATERIAL CONTRACTS. Schedule 3.15 contains a correct and complete list of the following (collectively, the "Material Contracts"):

                (a) all bonds, debentures, loan agreements, notes, mortgages, deeds to secure debt, deeds of trust, reinsurance and other risk sharing agreements, indentures or guaranties to which Seller is a party or by which Seller or its properties or assets are bound;

                (b) all leases (whether capital or operating) under which Seller is the lessee of real or personal property;

                (c)   all employment agreements of Seller; and

                (d) all existing contracts and commitments (other than those described in subparagraphs (a), (b) or (c) and any "Employee Plans" (as defined below to which Seller is a party or by which Seller or its properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than $1,000 individually, or which have a fixed term extending more than 12 months from the date hereof and which involve an annual commitment or annual payment by any party thereto of more than $1,000 individually.

True and complete copies of all Material Contracts, including all amendments thereto, have been made available to Purchaser. Except as set forth on
Schedule 3.15: (A) all Material Contracts are in full force and effect and constitute the valid and binding obligations of the respective parties thereto;
(B) there has not been and there currently is no default under any Material Contract by

Seller or, to the knowledge of Seller, any other party thereto; (C) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Material Contract; and (D) the continuation, validity and effectiveness of all such Material Contracts under the current terms thereof and the current rights and obligations of Seller thereunder will in no way be affected, altered or impaired by the consummation of the Merger. Except as disclosed on Schedule 3.15, there are no contracts or options to sell or lease any properties or assets of Seller.

         3.16 LEGAL PROCEEDINGS. Except as set forth on Schedule 3.16, (i) there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, contemplated or overtly threatened against Seller or any of its properties or assets (or any of its officers or directors in connection with the business of Seller) before any arbitrator or Governmental Entity, domestic or foreign, which in the event of a final adverse determination, considered individually or in the aggregate with all such other claims, actions, suits or proceedings, would adversely affect the assets, liabilities, financial condition, results of operations, business or prospects of Seller, or which seeks treble damages, seeks damages in connection with any of the transactions contemplated by this Agreement or seeks to prohibit, restrict or delay consummation of the Merger or any of the conditions to consummation of the Merger or to limit in any material manner the right of Purchaser to control the Surviving Corporation or any aspect of the business of Seller after the Effective Time, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity, arbitrator or any other person outstanding against Seller having any such effect; and (ii) Seller is a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Entity, arbitrator or any other person against Seller that, when considered individually or in the aggregate with all such other judgments, decrees, injunctions, rulings or orders, adversely affects the assets, liabilities, financial condition, results of operations, business or prospects of Seller.

         3.17 LABOR RELATIONS. Except as disclosed on Schedule 3.17, Seller is in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Seller, threatened against or involving or affecting Seller and no NLRB representation question exists respecting any of its employees. No grievance or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on Seller. Except for any Material Contract disclosed pursuant to
Section 3.15, Seller is not a party to or bound by any agreement, arrangement or understanding with any employee or consultant that cannot be terminated on notice of ninety (90) or fewer days without liability to Seller or that entitles the employee or consultant to receive any salary continuation or severance payment or retain any specified position with Seller.

         3.18 INSIDER INTERESTS. Except as disclosed on Schedule 3.18, no affiliate, officer, director or Shareholder of Seller (i) has any agreement with Seller or any interest in any property, real or personal, tangible or intangible, including without limitation trade names or trademarks used in or pertaining to the business of Seller, except for the normal rights as a stockholder or (ii) has any claim or cause of action against Seller, except for accrued compensation and benefits, expenses and similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to Employee Plans) with respect to employees of Seller.

         3.19 INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.19, Seller owns all patents, trademarks, service marks, trade names, copyrights or applications for the foregoing, and all computer programs, firmware and documentation relating thereto, and trade secrets and other intellectual properties (collectively, the "Intellectual Property") that are or were used in the conduct of the business of Seller. Except as disclosed on Schedule 3.19, Seller has and has had the unrestricted right to produce, market, license and sell all of the products and services produced, marketed and licensed by it and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. Schedule 3.19 lists all of the Intellectual Property other than trade secrets, which have been separately disclosed to Purchaser, and lists all licenses or other agreements (other than licenses of generally available software programs for personal computers) pursuant to which Seller has any right to use or enjoy any Intellectual Property that is owned by others or pursuant to which Seller is under a duty of confidentiality with respect to any Intellectual Property owned by others (the "Intellectual Property Agreements"). Except as disclosed on Schedule 3.19, all of the Intellectual Property is owned free and clear of all assignments, licenses, sublicenses, and Liens, including claims of employees, former employees or independent contractors of Seller, and Seller has not received notice that the use of any of the Intellectual Property in the business of Seller, any of the products or services of Seller or any products held for future sale or license by Seller violates or infringes upon the claimed rights of others and there is no valid basis for such a claim. As to the Intellectual Property Agreements, except as set forth on Schedule 3.19, (i) all are in full force and effect;
(ii) Seller is not, nor to the best of the knowledge of Seller or the Shareholders, is any other party thereto, in default under any Intellectual Property Agreement; (iii) Seller is not obligated to make any royalty, transfer or similar payments under any Intellectual Property Agreement, (iv) the rights of Seller under the Intellectual Property Agreements will not be affected by the consummation of the transactions provided for herein, and (v) the exercise by Seller of its respective rights under any Intellectual Property Agreement will not infringe upon the claimed rights of others.

         3.20 INSURANCE. Seller maintains the amount and scope of all insurance policies or contracts providing coverage as summarized on Schedule
3.20. All such policies or contracts of insurance are of a scope and, in the opinion of management, in an amount usual and customary for businesses engaged in the businesses of Seller and are sufficient for compliance with all Laws and of all agreements to which Seller is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect and no effective notice of cancellation or termination of any such insurance policies has been given to Seller by the carrier of any such policy. All premiums required to be paid in connection therewith have been paid in full.

         3.21   EMPLOYEE AND FRINGE BENEFIT PLANS.

                (a) SCHEDULE OF PLANS. Schedule 3.21 lists each of the following that Seller or any of the Subsidiaries or any ERISA Affiliate (as defined below) either maintains, is required to contribute to or otherwise participates in (or at any time during the preceding seven years maintained, contributed to or otherwise participated in) or as to which Seller or any of the Subsidiaries or any ERISA Affiliate has any unsatisfied liability or obligation, whether accrued, contingent or otherwise:

                      (i)    any employee pension benefit plan
                ("Pension/Profit-Sharing Plan") (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any pension, profit-sharing, retirement, thrift or stock bonus plan;

                      (ii) any "multi-employer plan" ("Multi-Employer Plan") (as such term is defined in ERISA);

                      (iii) any employee welfare benefit plan ("Welfare Plan") (as such term is defined in ERISA); or

                      (iv) any other compensation, stock option, restricted stock, fringe benefit or retirement plan, program, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, not included in the foregoing and providing for benefits for, or the welfare of, any or all of the current or former employees or agents of Seller or any of the Subsidiaries or any ERISA Affiliate or their beneficiaries or dependents, including any group health, life insurance, retiree medical, bonus, incentive or severance arrangement, and all outstanding stock options, restricted shares, phantom stock awards, stock appreciation rights, performance share unit awards or cash or other similar incentive awards thereunder;

         (all of the foregoing in items (i), (ii), (iii) and (iv) being referred to as "Employee Plans"). "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Seller or any of the Subsidiaries is treated as a single employer pursuant to Code Section 414(b), (c), (m) or (o). Seller has delivered to Purchaser (and Schedule 3.21 lists each item delivered) copies of the following: (1) each written Employee Plan, as amended (including either the original plan or the most recent restatement and all subsequent amendments); (2) the most recent Internal Revenue Service ("IRS") determination letter issued with respect to each Pension/Profit-Sharing Plan; (3) the latest actuarial valuation (if any) for each Pension/Profit-Sharing Plan; (4) the three most recent annual reports on the Form 5500 series; (5) each trust agreement, insurance contract or document setting forth any other funding arrangement, if any, with respect to each Employee Plan; (6) the most recent ERISA summary plan description or other summary of plan provisions distributed to participants or beneficiaries for each Employee Plan; (7) each opinion or ruling from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") concerning any Employee Plan; and (8) each Registration Statement, amendment thereto and prospectus relating thereto filed with the Securities and Exchange Commission (the "SEC") or furnished to participants in connection with any Employee Plan.

                (b) QUALIFICATION. Except as set forth on Schedule 3.21 each Pension/Profit-Sharing Plan: (i) has received a favorable determination letter from the IRS to the effect that it is qualified under Code Sections 401(a) and 501, both as to the original plan and all restatements or material amendments; (ii) has never been subject to any assertion by any Governmental Entity that it is not so qualified; and (iii) has been operated so that it has always been so qualified.

                (c)   ACCRUALS; FUNDING.

                      (i) Pension/Profit-Sharing Plans. None of the Employee Plans is a Pension/Profit-Sharing Plan subject to ERISA Title IV (including those for retired, terminated or other former employees and agents).

                      (ii) Other Plans. Schedule 3.21 fully and accurately sets forth any funding liability under each Employee Plan not subject to ERISA Title IV, whether insured or otherwise, specifically setting forth any liabilities under any retiree medical arrangement and specifically designating any insured plan which provides for retroactive premium or other adjustments. The levels of insurance reserves and accrued liabilities with regard to each such Employee Plan are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

                      (iii) Contributions. Except as set forth on Schedule 3.21: (1) Each of Seller and the Subsidiaries and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable Law, or required to be paid as expenses under such Employee Plan, including PBGC premiums and amounts required to be contributed under Code Section 412; (2) all contributions have been made in accordance with the actuarial recommendations; and (3) no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan.

                (d) REPORTING AND DISCLOSURE. Summary plan descriptions and all other returns, reports, registration statements, prospectuses, documents, statements and communications which are required to have been filed, published or disseminated under ERISA or other

         Law and the rules and regulations promulgated by the Department of Labor under ERISA and the Treasury Department or by the SEC with respect to the Employee Plans have been so filed, published or disseminated.

                (e) PROHIBITED TRANSACTIONS; TERMINATIONS; OTHER REPORTABLE EVENTS. Except as set forth on Schedule 3.21:

                      (i) neither Seller, any Subsidiary, any ERISA Affiliate, any Employee Plan, any trust or arrangement created under any of them, nor any trustee, fiduciary, custodian, administrator or any person or entity holding or controlling assets of any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) for which there is no exception which could subject any of the foregoing persons or entities, or any person or entity dealing with them, to any tax, penalty or other cost or liability of any kind; and

                      (ii) no termination, whether partial or complete, has occurred with respect to any Employee Plan.

                (f) CLAIMS FOR BENEFITS. Other than claims for benefits arising in the ordinary course of the administration and operation of the Employee Plans, no claims, investigations or arbitrations are pending or threatened against any Employee Plan or against Seller, any Subsidiary any ERISA Affiliate, any trust or arrangement created under or as part of any Employee Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Employee Plan, and no basis to anticipate any such claim or claims exists.

                (g) OTHER. Each of Seller, each Subsidiary and all ERISA Affiliates have fully complied with all of their obligations under each of the Employee Plans and with all provisions of ERISA and any and all other Laws applicable to the Employee Plans. No written notice has been received by Seller or any Subsidiary of any claim by any participant in the Employee Plans of any violations of such Laws, and to the best knowledge of Seller, no such claims are pending or threatened.

                (h) CREATION OF OBLIGATIONS BY REASON OF MERGER. Except as set forth on Schedule 3.21, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, including any obligation to make a payment that would be nondeductible under Code Section 280G or any other Code provision.

                      (i)    NO MULTI-EMPLOYER PLANS.  Except as set forth on
                Schedule 3.21, none of the Employee Plans is a Multi-Employer Plan, and neither Seller, any Subsidiary nor any ERISA Affiliate has any liability, joint or otherwise, for any withdrawal liability (potential, contingent or otherwise) under ERISA Title IV for a complete or partial withdrawal from any Multi-Employer Plan.

         3.22 MAJOR CUSTOMERS. Schedule 3.22 sets forth (i) the name of each customer of Seller or any Subsidiary which during the year ended December 31, 1995 generated revenue of $10,000 or more, (ii) the name of each customer of Seller or any Subsidiary which during the three months ended March 31, 1996, generated annualized revenue of $10,000 or more and (iii) the name of each customer of Seller or any Subsidiary which during the year ended December 31, 1995, or during the three months ended March 31, 1996, generated revenue or annualized revenue, respectively, of $10,000 or more and as to which Seller has received a termination notice or otherwise has a reasonable basis to believe that such customer will terminate its relationship with Seller on or before December 31, 1996. The revenues generated during the year ended December 31, 1995 or the annualized revenues generated during the three months ended March 31, 1996, under contracts providing for recurring revenues with Seller or any Subsidiary with respect to which Seller has received a termination notice (or has been informed that such notice is forthcoming) since December 31, 1995 or March 31, 1996, as the case may be, did not exceed the estimated revenues to be received during the year ending December 31, 1996 under new contracts providing for recurring revenues with customers of Seller or any Subsidiary commencing in 1996.

         3.23   ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 3.23:

                (a) Seller and its Subsidiaries each has obtained all Authorizations, kept all records and made all filings required by applicable Environmental Laws (as defined below) with respect to emissions or discharges into the environment and the proper disposal of any hazardous wastes, hazardous substances, or other hazardous or toxic materials as defined in the Environmental Laws. None of the properties occupied or used by Seller and its Subsidiaries has been contaminated with any such hazardous wastes, hazardous substances, or other hazardous or toxic materials. The Company has conducted its operations and will consummate the transactions contemplated by this Agreement in compliance with all Environmental Laws and all Authorizations obtained pursuant thereto.

                (b) Neither Seller nor its Subsidiaries has received any notice from the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund Notice"), any citation from any Governmental Entity for noncompliance with its requirements with respect to air, water or environmental pollution, or the improper storage, use or discharge of any hazardous waste, other waste or other substance or material pertaining to its business ("Citations") or any written notice from any private party alleging any such noncompliance or impropriety; and there are no pending or unresolved Superfund Notices, Citations or written notices from private parties alleging any such noncompliance or impropriety.

                (c) The term "Environmental Laws" shall mean all Laws relating to pollution or protection of the environment.

         3.24 CORPORATE RECORDS. The corporate record books (including the share records) of Seller are complete, accurate and up to date with all necessary signatures and set forth all meetings and actions taken by the shareholders and directors of Seller and all transactions involving the shares of Seller (and contain all cancelled share certificates).

         3.25 ACCURACY OF SCHEDULES, CERTIFICATES AND DOCUMENTS. All information concerning Seller and the Subsidiaries contained in this Agreement, in any certificate furnished to Purchaser pursuant hereto and in each schedule hereto is both complete (in that, except as otherwise stated therein, it represents all the information called for and does not omit to state any material fact necessary to make the statements contained therein not misleading) and accurate in all material respects; and all documents furnished to Purchaser pursuant to this Agreement as being documents described in this Agreement or in any schedule attached hereto are true and correct copies of the documents which they purport to represent.

         3.26 BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Seller nor any of its officers, directors or employees have employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' or similar fees in connection with the transactions contemplated by this Agreement.


                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each of the Shareholders severally represents and warrants to Purchaser and SubCorp with respect to himself and his ownership of Seller Common Stock as follows:

         4.1 OWNERSHIP OF SHARES. Such Shareholder owns of record and beneficially the number of shares of Seller Common Stock set opposite the name of such Shareholder on Schedule 4.1. Such Shareholder owns all right, title and interest in and to such shares, free and clear of all Liens (including those for federal or state estate or inheritance taxes), options, rights of refusal or similar rights or other transfer restrictions of any nature whatsoever (including any arising from any pending or threatened litigation) other than restrictions on transfers arising out of applicable federal and state securities Laws. Except as set forth on Schedule 4.1, such Shareholder owns no other security of Seller.

        4.2 AUTHORIZATION. With respect to this Agreement and any other agreements, instruments and documents executed and delivered by such Shareholder pursuant to this Agreement (this Agreement and such other agreements, instruments and documents, are collectively referred to as the "Shareholder Delivered Agreements"): (i) such Shareholder has the right, power and authority to enter into the Shareholder Delivered Agreements executed and delivered by him and to consummate the transactions contemplated by, and otherwise to comply with and perform his obligations under, them; and (ii) the Shareholder Delivered Agreements will, when delivered, constitute valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their terms.

         4.3 ABSENCE OF VIOLATIONS OR CONFLICTS. The execution and delivery of the Shareholder Delivered Agreements and the consummation by such Shareholder of the transactions contemplated by, or other compliance with the performance under, them do not and will not with the passing of time or giving of notice or both: (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any Lien upon any assets of Seller under (A) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which such Shareholder is a party or to which he or his properties are subject or bound, (B) any judgment, decree or order of any Governmental Entity to which such Shareholder or his properties are subject or bound, or (C) any applicable Laws; or (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of such Shareholder that would result in any Lien or other claim upon the assets of Seller.

         4.4 NO CONSENTS REQUIRED. Except as set forth on Schedule 4.4, no Authorization of or with any Governmental Entity or any other Authorization of or with any other third party, on the part of such Shareholder is required in connection with his execution or delivery of the Shareholder Delivered Agreements or the consummation of the transactions contemplated by, or other compliance with the performance under, such Shareholder Delivered Agreements by such Shareholder.

         4.5 NO CLAIMS AGAINST SELLER. Except as set forth on Schedule 4.5, such Shareholder has no claim against Seller, except for accrued compensation and benefits and expenses or similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to the Employee Plans disclosed pursuant to this Agreement) with respect to Shareholders who are employees of Seller, and except as otherwise specifically provided in this Agreement.

         4.6 LITIGATION RELATED TO THIS AGREEMENT. Such Shareholder is not a party to, or subject to any judgment, decree or order entered in, any lawsuit or proceeding brought by any Governmental Entity or other third party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

         4.7 CONTINUITY OF STOCK OWNERSHIP. Such Shareholder does not have, and to the best of the knowledge of such Shareholder, none of the other Shareholders has, any plan or intention to sell, exchange, or otherwise dispose of a number of shares of Purchaser Common Stock received in the Merger that would reduce the ownership of Purchaser Common Stock by the former holders of Seller Common Stock to a number of Purchaser Common Stock having a value, as of the Effective Time, of less than 50 percent of the value of all the formerly outstanding Seller Common Stock as of the Effective Time or to effect any other transaction which would adversely affect the status of the Merger as a tax-free reorganization under the Code. For purposes of this Section 4.7, Seller Common Stock exchanged for cash in lieu of fractional shares of Purchaser Common Stock will be treated as outstanding as of the Effective Time.

         4.8 INVESTMENT INTENT. Such Shareholder will acquire the Purchaser Common Stock, for his own account, to hold for investment, and with no present intention of dividing his participation with others or reselling or otherwise participating, directly or indirectly, in a distribution of the Purchaser Common Stock, and he will not make any sale, transfer, or other disposition of the Purchaser Common Stock in violation of the Securities Act or any applicable state securities laws (the "State Acts"). Such Shareholder agrees that there will be placed on the certificate for his Purchaser Common Stock, or any substitutions for it, a legend stating in substance:

                             THE SHARES EVIDENCED HEREBY HAVE NOT BEEN
                      REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS IN RELIANCE ON ONE OR MORE EXEMPTIONS THEREUNDER AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN TRANSACTIONS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.

         4.9 ACCESS TO INFORMATION. Such Shareholder has been given access to all material and relevant information concerning Purchaser, thereby enabling such Shareholder to make an informed investment decision concerning the Purchaser Common Stock. Such Shareholder has relied solely upon an independent investigation made by him and his representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine data and information relating to Purchaser. In making his investment decision to acquire the Purchaser Common Stock pursuant to this Agreement, such Shareholder is not relying on any oral or written representations or assurances from Purchaser or any other person or any representative of Purchaser or any other person other than as set forth in this Agreement. Without limiting the foregoing, such Shareholder has reviewed Purchaser's Registration Statement on Form S-1, effective February 26, 1996 (the "S-1"), and Purchaser's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "10-Q"). Such Shareholder is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

        4.10 ECONOMIC RISK. Such Shareholder represents that he is able to bear the economic risk of an investment in the Purchaser Common Stock, which such Shareholder acknowledges is currently illiquid and may remain illiquid indefinitely, including a possible total loss of his investment. In making this statement, such Shareholder hereby represents and warrants to Purchaser that he has adequate means of providing for his current needs and contingencies; he is able to afford to hold the Purchaser Common Stock for an indefinite period and he further represents that he has such knowledge and experience in financial and business matters that the he is capable of evaluating the merits and risks of the investment in the Purchaser Common Stock. Further, such Shareholder represents that he has no present need for liquidity in the Purchaser Common Stock and is willing to accept such investment risks.

         4.11 TAX ADVICE. Such Shareholder has reviewed with his tax advisor the U.S. federal, state, local and foreign tax consequences of an investment in the Purchaser Common Stock and the transactions contemplated by this Agreement. Such Shareholder is relying solely on such advisors and not on any statements or representations of Purchaser or any of its agents and understands that he (and not Purchaser) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.


                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUBCORP

         Purchaser represents and warrants to, Seller as follows and, as to matters regarding SubCorp, SubCorp represents and warrants to Seller as follows:

         5.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own all its properties and assets and to carry on its business as it is now being conducted. SubCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. The copies of Purchaser's Certificate of Incorporation and Bylaws and SubCorp's Articles of Incorporation and Bylaws, in each case, as amended to date, which have been delivered to Seller, are complete and correct, and such instruments, as so amended, are in full force and effect.

         5.2 CAPITALIZATION. The authorized capital stock of Purchaser consists of 70,000,000 shares of Purchaser Common Stock and 5,000,000 shares of $.01 par value preferred stock (the "Purchaser Preferred Stock"). As of March 31, 1996, 14,416,776 shares of Purchaser Common Stock were validly issued and outstanding, fully paid and non-assessable, and no shares of Purchaser Common Stock were held in the treasury of Purchaser. No Purchaser Preferred Stock is issued or outstanding or held in the treasury of Purchaser. The authorized capital stock of SubCorp consists of 1,000 shares of common stock, no par value, of which 100 shares are validly issued and outstanding, fully paid and non-assessable. Purchaser owns all of the outstanding shares of SubCorp, and no shares of SubCorp are held in its treasury.

         5.3 AUTHORITY. Each of Purchaser and SubCorp has the corporate power and authority to execute and deliver this Agreement and any other agreements, instruments and documents executed and delivered by Purchaser and SubCorp pursuant to this Agreement (this Agreement and such other agreements, instruments and documents are collectively referred to as the "Purchaser Delivered Agreements") and to consummate the transactions contemplated on the part of Purchaser and SubCorp thereby. The execution and delivery by each of Purchaser and SubCorp of the Purchaser Delivered Agreements and the consummation by each of Purchaser and SubCorp of the transactions contemplated on its part thereby have been duly authorized by its Board of Directors. No other corporate action on the part of Purchaser or SubCorp is necessary to authorize the execution and delivery of the Purchaser Delivered Agreements by Purchaser or SubCorp or the consummation by Purchaser or SubCorp of the transactions contemplated thereby. The Purchaser Delivered Agreements have been duly executed and delivered by Purchaser and SubCorp and each is a valid and binding obligation of Purchaser and SubCorp enforceable in accordance with its terms.

         5.4 NON-CONTRAVENTION. The execution and delivery of the Purchaser Delivered Agreements by Purchaser and SubCorp do not and the consummation by Purchaser and SubCorp of the transactions contemplated thereby does not and will not (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Purchaser or SubCorp or (ii) violate or conflict with, or result (with the giving of notice or the lapse of time or both) in a violation of or constitute a default under, any provision of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both) any obligation or benefit under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets or property of Purchaser or SubCorp pursuant to any provision of, any contract, agreement, commitment, undertaking, arrangement or understanding to which Purchaser or any of its Subsidiaries is a party or bound or to which any of their assets or properties are subject that is required to be disclosed in response to Items 601(b)(4) and 601(b)(10) of Regulation S-K promulgated under the Securities Act (a "Purchaser Material Contract"), Law, order, arbitration award, judgment or decree to which Purchaser or SubCorp is a party or by which either of them or their respective assets or properties is bound, and the same does not and will not constitute an event permitting termination of any Purchaser Material Contract.

         5.5 CONSENTS. Except for any required filings with the SEC under Regulation D or any state securities commissions, the filing of the Certificate of Merger with the Secretary of State of Georgia and as reflected on Schedule 5.5), no Authorization of any Governmental Entity is required for or in connection with the execution and delivery of the Purchaser Delivered Agreements by Purchaser or SubCorp and the consummation by Purchaser and SubCorp of the transactions contemplated thereby, if the failure to make such filing or registration or to obtain such consent, authorization order or approval would have a material and adverse affect on the ability of Purchaser and SubCorp to consummate the transactions contemplated by the Purchaser Delivered Agreements.

         5.6 PERIODIC REPORTS. The S-1 and the 10-Q did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, there has not been any material adverse change in the business, financial condition, results of operations or prospects of Purchaser and its Subsidiaries, taken as a whole.

         5.8 ACTIVITIES OF SUBCORP. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, SubCorp has neither incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.


                                   ARTICLE 6

                      ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. During the period from the date hereof to the Effective Time (except as required by Law, as set forth on Schedule 6.1 and for the transactions contemplated by this Agreement):

                (a) OPERATION BY SELLER IN THE ORDINARY COURSE OF BUSINESS. Seller shall conduct its operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, suppliers, distributors, customers and others having business relationships with it. Seller shall prepare and file all federal, state, local and foreign returns for Taxes and other Tax reports, filings and amendments thereto required to be filed by it, and allow Purchaser, at its request, to review all such returns, reports, filings and amendments at Seller's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

                (b) FORBEARANCES BY SELLER. Seller shall not without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

                      (i)    except as otherwise permitted pursuant to clause
                (vi) below, incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt (including interest when due) in each case only in accordance with the terms of the document creating and evidencing such debt, or fail to pay any debt when due or take or fail to take any action, the taking of which, or the failure to take of which, would permit any debt to be accelerated;

                         (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

                        (iii) declare, set aside or pay any dividend (whether in cash, capital stock or property) with respect to its capital stock or declare or make any distribution on, redeem, or purchase or otherwise acquire any Seller Common Stock, or split, combine or otherwise similarly change the outstanding Seller Common Stock, or authorize the creation or issuance of or issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock, or agree to take any such action.

                         (iv) mortgage, pledge or otherwise encumber any property or asset, except in the ordinary and usual course of business;

                          (v) sell, lease, transfer or dispose of any of its properties or assets, waive or release any rights or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary and usual course of business but in no event shall any such sale, lease, transfer, disposition, waiver, release, cancellation, compromise or assignment exceed $5,000;

                         (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except in the ordinary and usual course of business but in no event greater than $5,000;

                        (vii) fail to perform in all material respects its obligations under Material Contracts (except those being contested in good faith) or enter into, assume or amend any contract or commitment that would be a Material Contract other than contracts to provide services entered into in the ordinary and usual course of business;

                       (viii) except for regularly scheduled increases in accordance, both as to timing and amount, with normal prior practice, increase in any manner the compensation or fringe benefits of any of its officers or employees or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any such officers or employees, or commit itself to or enter into any employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consulting, retirement, pension or other "fringe benefit" plan, award or arrangement with or for the benefit of any officer, employee or other person;

                  (ix) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless Seller makes reasonable efforts to obtain simultaneously with such termination or cancellation replacement policies providing substantially the same coverage on commercially reasonable terms and, if so available, such policies are in full force and effect;

                  (x)        amend its Articles of Incorporation or Bylaws;

                  (xi) enter into any union, collective bargaining or similar agreement; or

                  (xii) enter into an agreement to take any of the actions described in clauses (i) through (xi).

In connection with the continued operation of the business of Seller between the date of this Agreement and the Effective Time, Seller shall confer in good faith on a regular basis with one or more representatives of Purchaser designated in writing to receive reports on operational matters of materiality and the general status of ongoing operations. Seller acknowledges that Purchaser does not thereby waive any rights it may have under this Agreement as a result of this covenant to engage in consultations nor shall Purchaser be responsible for any decisions made by Seller's officers and directors with respect to matters which are the subject of such consultation.

         6.2 BEST EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions in this Agreement, the parties hereto shall in good faith perform their obligations under this Agreement and shall each use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all Authorizations and orders and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other parties hereto in order to consummate more effectively the transactions contemplated by this Agreement.

         6.3    INVESTIGATION; CONFIDENTIALITY.

                (a) Purchaser may, prior to the Effective Time, make or cause to be made, such investigation of the business and properties of Seller and its financial and legal condition as Purchaser deems necessary or advisable to familiarize itself therewith, provided that such investigations shall not unreasonably interfere with normal operations of Seller. Seller agrees to permit Purchaser and its authorized representatives to have or cause them to be permitted to have, after the date hereof, full access to the premises, books and records of Seller at reasonable hours, and the officers of Seller will furnish Purchaser with such financial and operating data and other information with respect to Seller's businesses and properties as Purchaser shall from time to time reasonably request. Seller will request its auditing firm to permit Purchaser and its representatives, including its auditing firm, to review the work papers of the auditing firm of Seller relating to their examination of the Seller Audited Financial Statements. No investigation by Purchaser heretofore or hereafter made shall affect the representations and warranties of Seller, and each such representation and warranty shall survive any such investigation, subject to Article 10.

                (b) Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated hereby, all information or documents furnished to Purchaser shall be kept confidential by Purchaser (and Purchaser shall cause its agents and representatives to maintain the confidentiality of such documents) and in the event such transactions are not consummated, Purchaser shall return to Seller all information furnished hereunder and shall not thereafter use the same for any purpose until such time as such information becomes publicly available from sources other than parties to this Agreement, except to the extent (i) it was known by Purchaser prior to being received, (ii) it is or thereafter becomes lawfully obtainable from other sources,
         (iii) Purchaser is legally required to disclose the same to any Governmental Entity having jurisdiction over Purchaser or as otherwise may be required by applicable law, or (iv) such duty of confidentiality is waived by Seller.

         6.4 SHAREHOLDERS' MEETING. As soon as practicable after the date of this Agreement, Seller shall duly and properly call a special meeting of its Shareholders for the purpose of approving this Agreement, the Merger, and all other matters necessary to consummate the transactions contemplated hereby, and shall submit all of the foregoing to its Shareholders for such approval as soon as reasonably practicable and shall use its best efforts to obtain such approval. The Shareholders agree to vote all of their shares of Seller Common Stock in favor of approving this Agreement, the Merger and all such other matters. The Shareholders may effect such approval by unanimous written consent in lieu of a shareholders' meeting at any time after they have had a reasonable time within which to review the Offering Memorandum and Proxy Statement prepared in connection therewith.

         6.5 OFFERING MEMORANDUM AND PROXY STATEMENT. As soon as practicable after the date of this Agreement, Seller shall deliver copies of an Offering Memorandum and Proxy Statement to its Shareholders that shall be in compliance with applicable Law and shall be subject to prior review and approval of Purchaser, which shall inform Seller of any misstatements or omissions of which it has knowledge. The Shareholders shall be responsible for the accuracy of the information supplied by Seller or the Shareholders for inclusion therein, and Purchaser shall be responsible for the accuracy of the information supplied by Purchaser for inclusion therein.

         6.6 EXPENSES. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses (including any brokerage commissions or any finder's or investment banker's fees and including attorney's and accountants' fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.7    NO SOLICITATION OF TRANSACTIONS.   Prior to the termination and
abandonment of this Agreement, neither the Seller nor any Shareholder will, or will direct their Affiliates, officers, directors, and representatives to: (i) solicit, initiate or encourage submission of proposals or offers from any person other than Purchaser relating to any acquisition or purchase of all or a material part of the stock or assets of, or any merger, consolidation, share exchange or business combination with, or any recapitalization, restructuring or issuance or offering of debt or equity securities of, Seller (an "Acquisition Proposal"); or (ii) participate in any discussions or negotiations regarding, or furnish to any person other than Purchaser and its representatives, any information with respect to, or otherwise cooperate in any way or assist, facilitate or encourage, any Acquisition Proposal by any person other than Purchaser. Seller and the Shareholders will immediately cease and cause to be terminated any existing activity, discussions or negotiations with any person other than Purchaser and its representatives conducted prior to the execution and delivery of this Agreement with respect to any Acquisition Proposal. If, notwithstanding the foregoing, Seller, the Shareholders or any of their Affiliates or representatives should receive any Acquisition Proposal or any inquiry regarding any such proposal from a third party, the person or entity receiving such a proposal shall promptly inform Purchaser.

         6.8    SHARE TRANSFER RESTRICTIONS.   In addition to restrictions on
transfer imposed by the Securities Act and the State Acts, no Shareholder shall transfer any Purchaser Common Stock received by him in the Merger for six months after the Effective Time. From the period beginning six months after the Effective Time and ending one year after the Effective Time, no Shareholder shall transfer more than twenty-five percent of such Purchaser Common Stock; provided, however, that at any time, the Shareholders may margin such Purchaser Common Stock in their brokerage account.

         6.9 NASDAQ LISTING. Prior to the Effective Time, Purchaser shall cause the shares of Purchaser Common Stock to be issued in connection with the Merger to be authorized for listing on Nasdaq, upon official notice of issuance.

         6.10 PUBLIC ANNOUNCEMENTS. The timing and content of all public announcements regarding any aspect of this Agreement or the Merger to the financial community, Governmental Entities, employees or the general public shall be mutually agreed upon in advance unless Purchaser or Seller is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by Law or applicable Nasdaq rules and then only after making a reasonable attempt to comply with provisions of this Section 6.10.

         6.11   EMPLOYEE MATTERS.

                (a) EMPLOYEE BENEFITS AND AGREEMENTS. Subject to the transition provisions of subsection (b) of this Section 6.11, Purchaser shall take all action necessary or appropriate to permit the employees of Seller at the Effective Time ("Continuing Employees") to participate after the Effective Time in Purchaser's employee benefit programs and to cause the Surviving Corporation to take all actions necessary or appropriate to adopt Purchaser's employee benefit programs effective as of the Effective Time. Purchaser will cause the Surviving Corporation to give each Continuing Employee full credit for service with Seller for purposes of eligibility to participate in, vesting and payment of benefits under, and eligibility for any subsidized benefit provided under (but not, except as provided in the preceding sentence, for purposes of determining the amount of any benefit under), any Purchaser employee benefit plan; provided, however, that nothing in this Agreement shall be deemed to require Purchaser to cause to be continued any employee's employment, responsibilities or officer title for any definite period.

                (b) TRANSITION. After the Effective Time, Purchaser shall have a reasonable period not to exceed one year (the "Review Period") in which to review all of the Employee Plans for compatibility and consistency with Purchaser's employee benefit programs. During the Review Period, Purchaser may determine to continue in effect any one or more of the Employee Plans, amend or modify any one or more of the Employee Plans, merge one or more of the Employee Plans into a comparable Purchaser employee benefit plan adopted by the Surviving Corporation or terminate any one or more of the Employee Plans in its or their entirety. Any such amendment, modification or termination shall not deprive any Continuing Employee of any benefit in which such Continuing Employee has become entitled to prior to the Effective Time. If the Surviving Corporation is continuing in effect any of the Employee Plans during the Review Period, then (i) neither it nor Purchaser shall be obligated to adopt a comparable Purchaser employee benefit plan for Continuing Employees, it being intended by the parties that there be no duplication of benefits, and (ii) the obligation to have the Surviving Corporation adopt the comparable Purchaser employee benefit plan or program, as set out in subsection
         (a) above, shall arise, and such adoption shall be effective only as of the date the comparable Employee Plan is discontinued and not as of the Effective Time. If Purchaser does not maintain an employee benefit plan comparable to one of the Employee Plans, there shall be no obligation to adopt any plan or program upon the discontinuance or termination of such Employee Plan.

         6.12 SHAREHOLDER AND EMPLOYMENT AGREEMENTS. On or prior to the Closing Date, all agreements between or among the Shareholders and Seller relating to Seller or any stock or securities of Seller, and all agreements between the Company and any of its employees or Affiliates shall have been cancelled at no cost to the Company.

         6.13 ADDITIONAL FINANCIAL STATEMENTS. As soon as practicable after the end of every month beginning with the month in which this Agreement is signed but in no event later than the twentieth day of the following month Seller will deliver to Purchaser an unaudited balance sheet as of the end of such month, and a related statement of income for such month, each certified by an officer of Seller as meeting the standardized financial statements set forth in Section 3.7.

         6.14 NO TRANSFERS. Except pursuant to this Agreement, none of the Shareholders shall transfer any or all of their shares of Seller Common Stock after the date of this Agreement.

         6.15 SPECIAL PROVISIONS WITH RESPECT TO SELLER. Seller hereby expressly adopts and makes, jointly and severally with the Shareholders, the representations, warranties, covenants and agreements of the Shareholders contained in this Agreement as its representations, warranties, covenants and agreements, but if the Closing occurs as provided herein, then at that time all such representations, warranties, covenants and agreements to the extent hereby made and adopted by Seller pursuant to this Section 6.15 (and only to such extent) shall expire and be of no further force and effect, and Seller's having made representations, warranties, covenants and agreements shall in no way limit the liability of the Shareholders pursuant to this Agreement.

                                   ARTICLE 7

                            CONDITIONS TO THE MERGER

         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived by Purchaser and Seller):

                (a) SELLER SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by an affirmative vote of a majority of the outstanding shares of Seller Common Stock in accordance with Seller's Articles of Incorporation and Bylaws and the GBCC.

                (b) PURCHASER BOARD OF DIRECTOR APPROVAL. This Agreement and the Merger shall have been adopted by an affirmative vote of a majority of the members of Purchaser's Board of Directors.

         7.2 CONDITIONS TO OBLIGATIONS OF PURCHASER AND SUBCORP. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of Purchaser, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Purchaser):

                (a) CONSENTS, AUTHORIZATIONS, ETC. All Authorizations of or with any Governmental Entity or any nongovernmental third party (other than the filing of the Certificate of Merger with the Secretary of State of Georgia) which are required for or in connection with the execution and delivery by Seller and the Shareholders of this Agreement and the consummation by Seller and the Shareholders of the Merger or the other transactions contemplated hereby shall have been obtained or made.

                (b) INJUNCTION, ETC. The consummation of the Merger will not violate the provisions of any injunction, order, judgment, decree, Law applicable or effective with respect to Purchaser, SubCorp or their respective officers and directors. No suit or proceeding shall have been instituted by any person, or, to the knowledge of Purchaser, shall have been threatened by any Governmental Entity, which seeks to
         (i) prohibit, restrict or delay consummation of the Merger or to limit in any material respect the right of Purchaser to control any material aspect of the business of Purchaser and its Subsidiaries or Seller and its Subsidiaries after the Effective Time, or (ii) to subject Purchaser or Seller or their respective directors or officers to material liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement; provided, however, that in the case of any action, suit or proceeding instituted by a person other than a Governmental Entity, such action, suit or proceeding has a substantial likelihood of success in the opinion of counsel for Purchaser.

                (c) REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS. The representations and warranties of Seller and the Shareholders contained in this Agreement shall have been true and correct in all respects at the date hereof and, except for changes contemplated in this Agreement, shall also be true and correct in all respects at and as of the Effective Time, with the same force and effect as if made at and as of the Effective Time, except in either case as such representations and warranties by their terms relate only to dates or periods of time prior to the Effective Time, and Seller and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

                (d) CERTIFICATE. Seller shall have delivered to Purchaser a certificate, dated as of the Effective Time, executed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller and by the Shareholders to the effect that the conditions specified in paragraph (c) of this Section 7.2 have been satisfied. Such certificate shall also specify the number of issued and outstanding shares of Seller Common Stock.

                (e) SHAREHOLDER APPROVAL. At least One Hundred percent (100%) of the Purchaser Common Stock shall have been voted to approve this Agreement and the merger in accordance with the GBCC.

                (f) ADDITIONAL CERTIFICATES, ETC. Seller and the Shareholders shall have furnished to Purchaser such additional certificates, opinions and other documents as Purchaser may have reasonably requested as to any of the conditions set forth in Sections
         7.1 and 7.2.

                (g) RESIGNATIONS. Seller shall have delivered to Purchaser, to the extent requested by Purchaser, the written resignations of the directors and officers of Seller.

        7.3 CONDITIONS TO OBLIGATIONS OF SELLER. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of Seller, prior to or at the Effective Time, of each of the following conditions (any or all of which may be waived by Seller):

                (a) CONSENTS, AUTHORIZATIONS, ETC. All Authorizations of or with any Governmental Entity or any non-governmental third party (other than the filing of the Certificate of Merger with the Secretary of State of Georgia), which are required for, or in connection with, the execution and delivery of this Agreement by Purchaser and SubCorp and the consummation by Purchaser and SubCorp of the transactions contemplated hereby shall have been obtained or made except where the failure to obtain such consent, authorization, or approval would not have a material adverse effect on the financial condition, results of operations, business or prospects of Purchaser.

                (b) INJUNCTION, ETC. The consummation of the Merger will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to Seller or its officers or directors.

                (c) REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS. The representations and warranties of Purchaser and SubCorp contained in this Agreement shall have been true and correct in all respects at the date hereof and except for changes contemplated in this Agreement, shall also be true and correct in all respects at and as of the Effective Time, with the same force and effect as if made at and as of the Effective Time, except in either case as such representations and warranties by their terms relate only to dates or periods of time prior to the Effective Time; and Purchaser and SubCorp each shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

                (d) PURCHASER COMMON STOCK. The shares of Purchaser Common Stock issued to the stockholders of Seller pursuant to the Merger shall, upon consummation of the Merger, be validly authorized and issued, fully paid and nonassessable.

                (e) CERTIFICATE. Purchaser shall have delivered to Seller a certificate, dated as of the Effective Time, executed on behalf of Purchaser by the Chairman of the Board, President or other executive officer of Purchaser to the effect that the conditions specified in paragraph (c) of this Section 7.3 have been satisfied.

                (f) REGISTRATION RIGHTS AGREEMENT. Seller shall have received a Registration Rights Agreement executed by Purchaser in the form of Exhibit D hereto.

                (g) ADDITIONAL CERTIFICATES, ETC. Purchaser shall have furnished to Seller such additional certificates, opinions and other documents as Seller may have reasonably requested as to any of the conditions set forth in Sections 7.1 and 7.3.

                                   ARTICLE 8

                      DOCUMENTS TO BE DELIVERED AT CLOSING

         8.1 DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

                (i)   The certificate referred to in Section 7.2(d).

                (ii) To the extent requested by Purchaser, the written resignations of the directors and officers of Seller.

                (iii) The books and records of Seller.

         8.2 DOCUMENTS TO BE DELIVERED BY PURCHASER AND SUBCORP TO EXCHANGE AGENT. At the Closing, Purchaser and SubCorp shall deliver to the Exchange Agent the Merger Consideration.

         8.3 DOCUMENTS TO BE DELIVERED BY PURCHASER AND SUBCORP TO SELLER. At the Closing, Seller and SubCorp shall deliver to Seller the following:

                (i)  The certificate referred to in Section 7.3(e).

                (ii) The Registration Rights Agreement referred to in Section 7.3(f).


                                   ARTICLE 9

                                INDEMNIFICATION

         9.1 INDEMNIFICATION BY THE SHAREHOLDERS. The Shareholders shall jointly and severally indemnify and hold harmless Purchaser and Seller in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) reasonably incurred by Purchaser or Seller (collectively, the "Costs") resulting from any misrepresentation or breach of any warranty, covenant, agreement or obligation made by the Shareholders or Seller under the Seller Delivered Agreements.

         9.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify and hold harmless the Shareholders in respect of any and all Costs reasonably incurred by the Shareholders in connection with any misrepresentation or breach of any warranty, covenant or agreement made by Purchaser under the Purchaser Delivered Agreements.

         9.3   CERTAIN LIMITATIONS AND RELATED MATTERS.

                (a) CERTIFICATES. Any claim based, in whole or in part, upon any untrue or incorrect statement set forth in the certificate delivered pursuant to Section 7.2(d) or Section 7.3(e) shall be deemed to be a claim for misrepresentation or breach of warranty, covenant or agreement under this Agreement.

                (b) DEDUCTIBLE. No claim shall be made against the Shareholders for indemnification for any breach of a representation or warranty contained in this Agreement (or in any Schedule, certificate or other document delivered pursuant hereto) unless and until the aggregate Cost exceeds $5,000 (the "Deductible") in which event Purchaser may claim indemnification for the full amount of such Costs; provided, however, that the Deductible shall not apply to the extent that such indemnification relates to any misrepresentation or breach of warranty contained in Sections 3.1, 3.2, 3.3, 3.9, 3.11, 3.18, 3.19, 3.23, 3.26 or Article 4.

         9.4 CLAIMS FOR INDEMNIFICATION. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing subject to the limitations set forth herein and shall not be affected by any investigation made by the parties hereto prior to the date hereof or the Effective Time. The party seeking indemnification (the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") a written notice ("Notice of Claim") within sixty (60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Article 9 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the other party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief as to the validity of the basis for such claim, the Indemnified Party may give written notice (a "Notice of Possible Claim") of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. A party shall have no liability under this Article 9 for breach of warranty or misrepresentation, unless a Notice of Claim or Notice of Possible Claim therefore is delivered by the Indemnified Party prior to the second anniversary of the Effective Time; provided, however, that as to any liability arising pursuant to Sections 3.9, 3.11 or 3.23 or Article 4, any Notice of Claim must be delivered by the Indemnified Party not later than ninety (90) business days after the expiration of the applicable statute of limitations or any extensions thereof. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

         9.5 DEFENSE OF CLAIM BY THIRD PARTIES. If any claim is made by a third party against a party to this Agreement that, if sustained, would give rise to a liability of the another party under this Agreement, the party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other party and shall afford the other party and its counsel, at the other party's sole expense, the opportunity to defend or settle the claim. The failure to provide such notice will not relieve the Indemnifying Party of liability under this Agreement unless, and only to the extent that, the other party is actually prejudiced by such failure. If any such claim is compromised or settled without the consent of the Indemnifying Party, no liability shall be imposed upon the Indemnifying Party by reason of the claim.

         9.6 THIRD PARTY CLAIM ASSISTANCE. From time to time after the Closing, Purchaser and the Shareholders shall provide or cause their appropriate personnel to provide the other party with information or data in connection with the handling and defense of any third party claim or litigation (including counterclaims filed by the parties) in respect to which a party may be required to indemnify the another party under this Agreement. The party receiving such information or data shall reimburse the other party for all of its costs and expenses in providing these services, including, without limitation, (i) all out of pocket, travel and similar expenses incurred by its personnel in rendering these services; and (ii) all fees and expenses for services performed by third parties engaged by or at the request of such other party.

         9.7 SETTLEMENT OF INDEMNIFICATION CLAIMS. If a recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such claim, to Purchaser or the Shareholders, as the case may be. If no such counternotice is given within such thirty (30) day period, or if Purchaser, or the Shareholders, as the case may be, acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 9.8. If, within thirty (30) days after the receipt of counternotice by Purchaser or the Shareholders, as the case may be, the Shareholders and Purchaser shall have not reached agreement as to the claim in question, then the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Atlanta, Georgia area before a panel of three (3) arbitrators, one selected by each of the parties and the third selected by mutual agreement of the first two. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a party shall be indemnified hereunder, the amount shall be satisfied as provided in Section 9.8. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction. The date of the arbitrator's decision or the date a claim otherwise becomes payable pursuant to this Section 9.7 is referred to as the "Determination Date."

         9.8    MANNER OF INDEMNIFICATION.  All indemnification under this
Article 9 shall be made by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability no later than five (5) days following the Determination Date.

         9.9 INDEMNIFICATION EXCLUSIVE REMEDY. In the absence of fraud, if the Closing occurs, indemnification pursuant to the provisions of this Article 9 shall be the sole and exclusive remedy of the parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

                                   ARTICLE 10

                          TERMINATION AND ABANDONMENT

         10.1 TERMINATION AND ABANDONMENT. This Agreement and the Merger may be terminated and abandoned at any time prior to the Effective Time:

                (a) By mutual action of the Board of Directors of Purchaser and Seller, whether before or after any action by Seller's stockholders.

                (b)   By Purchaser:

                      (i) if any event shall have occurred as a result of which any condition set forth in Section 7.2 is no longer capable of being satisfied;

                      (ii) if there has been a breach by Seller of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of Seller, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, in each case which breach is not curable, or, if curable, is not cured within five days after written notice of such breach is given by Purchaser to Seller;

                (c)   By Seller:

                      (i) if any event shall have occurred as a result of which any condition set forth in Section 7.3 is no longer capable of being satisfied; or

                      (ii) if there has been a breach by Purchaser or SubCorp of any representation or warranty contained in this Agreement that would have a material adverse effect on the ability of Purchaser or SubCorp to consummate the Merger, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Purchaser or SubCorp, in each case which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Seller to Purchaser.

                (d)   By Purchaser or Seller:

                      (i) if any general suspension of, or limitation on, trading in securities generally on Nasdaq continuing for a period of 15 business days has occurred; or

                      (ii) a declaration of a banking moratorium or if any suspension of payments in respect of banks in the United States continuing for a period of 15 business days has occurred;

                      (iii) if any event shall have occurred as a result of which any condition set forth in Section 7.1 is no longer capable of being satisfied; or

                      (iv) if the Merger shall not have been consummated by July 31, 1996; provided, however, that, in any case, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner which proximately contributed to the failure of any such condition to be satisfied or the failure to consummate the Merger.

         10.2 SPECIFIC PERFORMANCE. The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event that either violates or fails and refuses to perform any covenant made by it herein, the other party or parties will be without adequate remedy at law. Each party agrees, therefore, that, in the event that it violates, fails or refuses to perform any covenant made by it herein, the other party or parties so long as it or they are not in breach hereof, may, in addition to any remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or seek any other equitable relief.

         10.3 RIGHTS AND OBLIGATIONS UPON TERMINATION. If this Agreement is not consummated for any reason, each party will redeliver all documents, work papers, and other materials of any party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any party hereto with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that this Section 10.3 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any governmental agency.

         10.4 EFFECT OF TERMINATION. Except for the provisions of Sections 6.3, 6.6, 6.10, 10.3 and 10.4, which shall survive any termination of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to Article 10, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its respective officers, directors or stockholders; provided, however, that nothing in this Section 10.4 shall relieve any party from liability for the knowing and intentional breach of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 NOTICES. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                          If to Purchaser and SubCorp, to:

                                  5300 Oakbrook Parkway, Suite 320
                                  Norcross, Georgia  30093
                                  Fax No. (770) 935-1924
                                  Attention: Mark H. Dunaway, Chairman

                                  with a copy to:

                                  Sutherland, Asbill & Brennan
                                  999 Peachtree Street, N.E.
                                  Atlanta, Georgia  30309-3996
                                  Fax No. (404) 853-8806
                                  Attention: Mark D. Kaufman

                          If to Seller, to:

                                  Michael J. Saner
                                  Preferred Services, Inc.
                                  5300 Oakbrook Parkway, Suite 320
                                  Norcross, Georgia 30093
                                  Attention: Stephen F. Johnston, Sr.

All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.

         11.2 TABLE OF CONTENTS; HEADINGS. The Table of Contents, cross reference pages and headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         11.3 VARIATION AND AMENDMENT. This Agreement may be varied or amended at any time before or after the approval of this Agreement by the holders of Seller Common Stock by action of the respective Boards of Directors of Seller, Purchaser and SubCorp, without action by the stockholders thereof; provided, however, that any variance or amendment made after approval of the Merger by the stockholders of Seller that (i) reduces the Merger Consideration or changes the form of the Merger Consideration or (ii) changes any of the terms and conditions of this Agreement if such change would adversely affect the stockholders of Seller shall be subject to the further approval of Seller's stockholders. Any variation, modification or amendment to this Agreement must be made in writing and executed by each of the parties hereto.

         11.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         11.5 WAIVER. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

         11.6 NO THIRD PARTY BENEFICIARIES; ASSIGNMENT. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assignees. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity. Except for assignments to wholly-owned Subsidiaries of Purchaser, in which event Purchaser shall remain liable for the performance of this Agreement, no transfer or assignment (including by operation of law) of this Agreement or of any rights or obligations under this Agreement may be made by any party without the prior written consent of the other parties and any attempted transfer or assignment without that required consent shall be void. No transfer or assignment by a party of its rights under this Agreement shall relieve it of any of its obligations to the other parties under this Agreement.

         11.7 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a public or legal holiday, the party having such right or duty shall have until 5:00 p.m. Atlanta, Georgia time on the next succeeding regular business day to exercise such right or to discharge such duty.

         11.8 COUNTERPARTS. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the conflicts of law principles thereof.

         11.10 ENTIRE AGREEMENT. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.




                      [SIGNATURES CONTINUED ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their corporate seals affixed, as of the date first above written.

                                     SELLER:
                                     PAGING SERVICES, INC.


                                     By: /s/James N. Weber
                                         ---------------------------------
                                         James N. Weber, President



ATTEST:


/s/Eugene H. Kreeft
- ------------------------------
Eugene H. Kreeft, Secretary

[CORPORATE SEAL]                     PURCHASER:
                                     PREFERRED NETWORKS, INC.


                                     By: /s/Mark H. Dunaway
                                        ----------------------------------------
                                        Mark H. Dunaway, Chief Executive Officer

ATTEST:


/s/Mark B. Jones
- ------------------------------
Mark B. Jones, Secretary

[CORPORATE SEAL]                     PREFERRED TECHNICAL SERVICES, INC.

                                     By: /s/Mark H. Dunaway
                                         ---------------------------------------
                                         Mark H. Dunaway,
                                         Chief Executive Officer

ATTEST:


/s/Mark B. Jones
- ------------------------------
Mark B. Jones, Secretary

[CORPORATE SEAL]

WITNESS:                                 SHAREHOLDERS:



/s/Toi E. Hines                          By: /s/Michael J. Saner
- ----------------------------                 --------------------------------
                                             Michael J. Saner, Individually




/s/Yvonne J. Pettice                     By: /s/James N. Weber
- ----------------------------                 --------------------------------
                                             James N. Weber, Individually




/s/Catherine Hartley                     By: /s/Eugene H. Kreeft
- ----------------------------                 --------------------------------
                                             Eugene H. Kreeft, Individually